Exhibit 2.0

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MERCER INSURANCE GROUP, INC

FPIG ACQUISITION CORP.

AND

FINANCIAL PACIFIC INSURANCE GROUP INC.

DATED AS OF APRIL 29, 2005

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS

1.1	Terms Generally
1.2	Certain Terms

ARTICLE II - THE MERGER

2.1	Closing
2.2	The Merger
2.3	The Surviving Corporation’s Certificate of Incorporation and Bylaws
2.4	Board of Directors and Officers of Mercer and the Surviving Corporation.
2.5	Conversion of Shares

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF FPIG

3.1	Organization
3.2	Capitalization
3.3	Corporate Affairs.
3.4	FPIG Subsidiaries.
3.5	Authority Relative to this Agreement
3.6	Consents and Approvals; No Violations.
3.7	FPIG Financial Statements.
3.8	Litigation
3.9	Tax Matters
3.10	Title to Property
3.11	Compliance with Applicable Law
3.12	Insurance Matters.
3.13	Investments.
3.14	Brokers
3.15	Employee Benefit Plans; ERISA.
3.16	Labor Relations; Employees
3.17	Intellectual Property Rights.
3.18	Contracts.
3.19	Environmental Laws and Regulations.
3.20	Insurance Coverage.
3.21	Rating
3.22	No Investment Company
3.23	Accuracy of Information Supplied

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF MERCER

4.1	Organization
4.2	Authority Relative to this Agreement
4.3	Consents and Approvals; No Violations.
4.4	Acquisition Corp. Organization

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4.5	Capitalization
4.6	Business; Subsidiaries
4.7	Authority Relative to this Agreement

ARTICLE V - CONDUCT OF BUSINESS PENDING THE CLOSING

5.1	Conduct of Business by FPIG Pending the Closing.
5.2	Conduct of Business by the Acquisition Corp. Pending the Closing
5.3	Access and Information
5.4	Acquisition Proposals
5.5	Filings; Cooperation; Other Action
5.6	Public Announcements; Public Disclosures; Privacy Laws.
5.7	Indemnification Provisions.
5.8	Additional Matters
5.9	Employee Matters.
5.10	Advice of Changes
5.11	Tax Covenant.
5.12	Approval Covenant

ARTICLE VI - CONDITIONS TO CLOSING

6.1	Conditions to Each Party’s Obligation to Effect the Closing
6.2	Condition to Obligation of FPIG to Effect the Closing
6.3	Conditions to Obligations of Mercer to Effect the Closing

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1	Termination by Mutual Consent
7.2	Termination by Either Mercer or FPIG
7.3	Termination by Mercer
7.4	Termination by FPIG
7.5	Effect of Termination and Abandonment

ARTICLE VIII - INDEMNIFICATION

8.1	Indemnity by Stockholders
8.2	Indemnity by Mercer and the Surviving Corporation
8.3	Limitations on Indemnification.
8.4	Indemnity for Third-Party Claims

ARTICLE IX - GENERAL PROVISIONS

9.1	Survival of Representations, Warranties and Agreements
9.2	Notices
9.3	Descriptive Headings

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9.4	Entire Agreement; Assignment
9.5	Governing Law; Consent to Jurisdiction.

Exhibits

Exhibit A—Stockholder Letter

Exhibit B—Stockholders and Rights Holders List

Exhibit C—Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of April 29, 2005, by and among MERCER INSURANCE GROUP, INC., a Pennsylvania insurance company (“Mercer”), FPIG ACQUISITION CORP, a Delaware corporation (the “Acquisition Corp.”), and FINANCIAL PACIFIC INSURANCE GROUP INC., a Delaware corporation (“FPIG”).

WHEREAS, Mercer has agreed to acquire FPIG through a merger of Acquisition Corp, a wholly-owned subsidiary of Mercer, with and into FPIG (the “Merger”) and, as a result thereof, FPIG shall become a wholly owned subsidiary of Mercer;

WHEREAS, in connection with the Merger, Mercer will exchange cash for all outstanding FPIG capital stock and FPIG options and other rights to acquire common stock;

WHEREAS, FPIG will seek stockholder approval of this Agreement and the Merger; and

WHEREAS, as a material inducement to Mercer to enter into this Agreement, certain stockholders of FPIG have executed the letter attached hereto as Exhibit A pursuant to which such FPIG stockholders have agreed to vote their capital stock in favor of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1  Terms Generally.  The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules with this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

1.2  Certain Terms.  Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

 “Acquisition Corp.” shall have the meaning set forth in the recitals.

“Acquisition Corp. Common Stock” means the common stock, no par value per share, of Acquisition Corp.

“Acquisition Documents” means this Agreement, the Stockholder Letter Agreements and any and all assignments, bills of sale and other documents and instruments executed by Mercer, Acquisition Corp. or FPIG to effect the transactions contemplated by this Agreement.

“Affiliate” means any entity directly or indirectly controlling, controlled by or under common control of Mercer or FPIG, as applicable.

“Agreement” means this Agreement and Plan of Merger.

“Applicable Law” means any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Body applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

“Cash Consideration” shall have the meaning set forth in Section 2.5(b).

 “Certificate of Merger” means the certificate of merger to be executed by Acquisition Corp. and FPIG and to be filed in the office of the DSS, in accordance with the laws of the State of Delaware.

“Closing Date” means a date specified by the parties which shall be within five (5) business days after satisfaction or waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their terms cannot be satisfied until the Closing Date) set forth in Article VI, or such other date as Mercer and FPIG shall agree.

“Closing Date FPIG Disclosure Schedule” shall have the meaning set forth in Section 5.10

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

“DSS” means the Delaware Secretary of State.

“Effective Date” means the date upon which the Certificate of Merger shall be filed with the DSS and shall be the same as the Closing Date.

“Effective Time” means the time specified in the Certificate of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Certificate of Merger.

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including such

Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

“Environmental Claim” shall have the meaning set forth in Section 3.19.

“Environmental Law” shall have the meaning set forth in Section 3.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder.

 “FPIC” means Financial Pacific Insurance Company, a wholly owned Subsidiary of FPIG.

“FPIC Actuary” shall have the meaning set forth in Section 3.12(e).

“FPIC Actuarial Analyses” shall have the meaning set forth in Section 3.12(e)

“FPIC Investments” shall have the meaning set forth in Section 3.13.

“FPIC Reinsurance Treaties” shall have the meaning set forth in Section 3.12(c).

“FPIC Reserves” shall have the meaning set forth in Section 3.12(d).

“FPIG” shall have the meaning set forth in the recitals.

“FPIG Common Stock” means the common stock, par value $0.001 per share, of FPIG.

“FPIG Contracts” shall have the meaning set forth in Section 3.18.

“FPIG Disclosure Schedule” shall have the meaning set forth in the preamble of Article III.

“FPIG Financial Statements” shall have the meaning set forth in Section 3.7.

“FPIG Option Plan” means the FPIG Stock Incentive Plan adopted in 1993 and amended in 2000.

“FPIG Plan” or “Plan” shall have the meaning set forth in Section 3.15(a).

“FPIG Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of FPIG.

“FPIG Regulatory Agreement” shall have the meaning set forth in Section 3.11(b).

 “GAAP” means generally accepted accounting principles as in effect in the United States, applied on a consistent basis.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental authority of any nature.

“Indemnified Person” shall have the meaning set forth in Section 8.1

“Indemnifying Person” shall have the meaning set forth in Section 8.3.

“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Bodies and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Bodies regulating the business of insurance under the Insurance Laws.

“Intellectual Property” shall have the meaning set forth in Section 3.17.

“Legal Requirement” means any United States federal, state or local, and any foreign, law, ordinance, principle of common law, rule, regulation or statute.

“Losses” shall have the meaning set forth in Section 8.1.

“Material Adverse Effect” means, with respect to either party, any adverse effect on its business, assets, financial condition or results of operations which is material to such business, assets, financial condition or results of operations on a consolidated basis, except to the extent any such effect results from or is attributable to:  (i) changes in general economic conditions, including, without limitation, changes in interest rates, and/or (ii) any loss of current or prospective customers or employees that arises as a result of entering into this Agreement.  Furthermore, with respect to FPIG a Material Adverse Effect shall include adverse development with respect to all prior accident years in excess of $4 million.

“Mercer” shall have the meaning set forth in the recitals.

“Merger” means the merger of Acquisition Corp. with and into FPIG, with FPIG surviving such merger, as contemplated by this Agreement.

“Permitted Encumbrances” means:  (i) Encumbrances reflected in FPIG Financial Statements or in the FPIG Disclosure Schedule, (ii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) Encumbrances incurred in the ordinary course of business, and (v) Encumbrances that do not materially interfere with the current use of the assets of the business.

“Person” means any legal person, including any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity of similar nature.

“Pre-Closing Tax Period” means, with respect to any Tax, (a) any taxable period ending on or before the Closing Date, and (b) that portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents or agreements that obligate FPIG or any FPIG Subsidiary to issue its securities or any other equity interest, including any options or other instrument issued under the FPIG Option Plan.

“SFAS 5” means Statement of Financial Accounting Standards No. 5.

“Stockholders” means the individuals or entities identified on Exhibit B that own FPIG Common Stock, FPIG Preferred Stock and/or Rights.

“Stockholder Letter” means the letter agreement in the form set forth in Exhibit A to be signed by each of the Stockholders.

“Subsidiary” means any corporation or other entity, 50% or more of the capital stock or ownership interests of which are owned, either directly or indirectly, by another entity, except any corporation or other entity the capital stock or ownership interests of which are held in the ordinary course of such entity’s lending activities.

“Surviving Corporation” shall have the meaning set forth in Section 2.2.

“Taxes” (including any derivative or variation thereof and whether or not begun with a capital letter) mean and include all income, premium, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, sales, bulk sales, use, wage, payroll, workers’ compensation, unemployment compensation, employment, occupation and real and personal property taxes levied, assessed, imposed or collected by or under the authority of any Governmental Body; taxes measured by or imposed on capital by or under the authority of any Governmental Body; levies, imposts, duties, license and legislation fees assessed, imposed or collected by or under the authority of any Governmental Body; all other taxes, levies, assessments, tariffs or duties imposed, assessed or collected by or under the authority of any Governmental Body, including assessments in the nature of or in lieu of taxes; interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; transferee, contractual or secondary liability for taxes; and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group, or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

“Tax Return” or “Return” (including any derivative or variation thereof and whether or not begun with a capital letter) means and includes all returns, reports, forms, estimates, schedules, declarations, information statements or other document or information relating to any Tax and filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any amendments or supplements thereto.

ARTICLE II -

THE MERGER

2.1  Closing.  The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 620 Freedom Business Center, King of Prussia, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI (other than the delivery of certificates and other instruments or documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.  On the Closing Date, Mercer and FPIG shall cause the Certificate of Merger to be duly executed and to be filed with the DSS.

2.2  The Merger.  On the terms and subject to the conditions of this Agreement, at the Effective Time:  Acquisition Corp. shall merge with and into FPIG; the separate existence of Acquisition Corp. shall cease; FPIG shall continue as the surviving entity (the “Surviving Corporation”) in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Acquisition Corp. and FPIG shall be taken and deemed to be transferred to and vested in the Surviving Corporation as the surviving entity in the Merger, without further act or deed; all debts, liabilities and duties of each of Acquisition Corp. and FPIG shall thereafter be the responsibility of the Surviving Corporation as the surviving entity; all in accordance with the applicable laws of the State of Delaware.

2.3  The Surviving Corporation’s Certificate of Incorporation and Bylaws.  On and after the Effective Time, the certificate of incorporation and bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter altered, amended or repealed.

2.4  Board of Directors and Officers of Mercer and the Surviving Corporation.

(a)  At the Effective Time, the directors and officers of Mercer duly elected and holding office immediately prior to the Effective Date shall continue to be the directors and officers of Mercer.

(b)  At the Effective Time, the directors of Acquisition Corp., duly elected and holding office immediately prior to the Effective Time, shall be the directors of the Surviving Corporation.

(c)  At the Effective Time, the officers of FPIG, duly elected and holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation.

2.5  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Mercer, FPIG, Acquisition Corp. or the holders of any of the following securities, the following shall occur:

(a)  Acquisition Corp. Common Stock.  Each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall become and be one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  FPIG Common Stock and FPIG Preferred Stock.  Each share of FPIG Common Stock and each share of FPIG Preferred Stock issued and outstanding immediately prior to the Effective Time shall become and be a right to receive $4,982  (the “Cash Consideration”).

(c)  Rights.  Each Right issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the product of the number of shares of FPIG Common Stock that would have been acquired upon the exercise of the Right multiplied by the difference between the Cash Consideration and the exercise price per share of FPIG Common Stock (the “Rights Consideration”).

(d)  Escrow of Cash.  At closing, in lieu of delivery to each: (i) Stockholder of all of the Cash Consideration that such Stockholder is entitled to receive pursuant to Section 2.5(b) hereof , and (ii) Right holder (each, a “Rights Holder”) of all of the Rights Consideration that such Rights holder is entitled to receive pursuant to Section 2.5(c) hereof, Mercer shall deliver: (x) eighty-nine percent (89%) of such Cash Consideration and Rights Consideration to such Stockholder or Rights Holder, as the case may be; (y) ten percent (10%) of such Cash Consideration and Rights Consideration to Commerce Bank, as escrow agent, to be held by the escrow agent in escrow for the benefit of Mercer and each Stockholder and Rights Holder, in accordance with an Escrow Agreement in the form of Exhibit C attached hereto (the “Escrow Agreement”); and (z) one percent (1%) of such aggregate Cash Consideration and Rights Consideration (the “Expense Reserve”) to FinPac Partners (the “Stockholder-Rights Holder Representative”), as the stockholder-rights holder representative, such amount to be used solely by the Stockholder-Rights Holder Representative to pay any costs, fees or other expenses related to the actions and obligations of the Stockholder-Rights Holder Representative, all in accordance with a stockholder-rights holder appointment agreement to be presented to the Stockholders for approval prior to the Closing Date.  Absent fraud or other intentional misrepresentation, the amounts so delivered to the escrow agent shall provide the exclusive source for recourse and payment of indemnification claims against the Stockholders under the Acquisition Documents, subject only to the limitations provided in Section 8.3.  Neither Mercer nor any Mercer Indemnified Person shall have any right, title or interest in or to the Expense Reserve.  Mercer agrees on behalf of itself and the Mercer Indemnified Persons (A) that it cannot make any claim against the Expense Reserve under this Agreement or otherwise and (B) will communicate exclusively with the Stockholder-Rights Holder Representative, on behalf of and as representative for the Stockholders and Rights Holders, with respect to any indemnification claims against the Stockholders under the Acquisition Documents.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF FPIG

Except as otherwise disclosed to Mercer in the FPIG Disclosure Schedule (the “FPIG Disclosure Schedule”) delivered to Mercer by FPIG prior to the execution of this Agreement (with specific references to the representations and warranties contained in this Article III to which the information in such schedules relates), FPIG represents and warrants to Mercer as of the date hereof and as of the Closing Date, as follows:

3.1  Organization.  FPIG is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.  FPIG is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.  The copies of FPIG’s certificate of incorporation and bylaws that have been delivered to Mercer are complete and correct and in full force and effect.

3.2  Capitalization.  As of the date hereof, the authorized capital stock of FPIG consists of 10,000 shares of FPIG Common Stock, of which, as of March 31, 2005, 2990.06 shares are issued and outstanding, and 5,000 shares of FPIG Preferred Stock, of which, as of March 31, 2005, 4,400.01 shares are issued and outstanding.  All of the issued and outstanding shares of FPIG Common Stock and FPIG Preferred Stock are validly issued, fully paid and nonassessable and free of preemptive rights.  Section 3.2 of the FPIG Disclosure Schedule sets forth all Rights, identifies the holder of such Right and the price at which such Right may be exercised by the holder.

3.3  Corporate Affairs.

(a)  FPIG has made available to Mercer correct and complete copies of the Constituent Documents of FPIG and each of the FPIG Subsidiaries (as amended to date).  FPIG has made available to Mercer all of the minute books containing the records of the meetings of the stockholders, the board of directors and any committee of the board of directors of FPIG and each of the FPIG Subsidiaries.  The minute books of FPIG and the FPIG Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and stockholders.  FPIG has made available to Mercer all of the stock ledgers of FPIG and the FPIG Subsidiaries.

(b)  The books and records of FPIG and each of the FPIG Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP consistently applied and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of FPIG and each of the FPIG Subsidiaries and all contracts and other transactions to which FPIG or any of the FPIG Subsidiaries is or was a party or by which FPIG or any of the FPIG Subsidiaries or any of their respective businesses or assets is or was affected.

(c)  The minute books and stock ledgers of FPIG accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of FPIG.  The minute books and stock ledgers of each FPIG Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such FPIG Subsidiary.

3.4  FPIG Subsidiaries.

(a)  Each FPIG Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted.  Each FPIG Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.  Section 3.4(a) of the FPIG Disclosure Schedule sets forth the name of each of the subsidiaries of FPIG (the “FPIG Subsidiaries”) and the state or jurisdiction of its incorporation.

(b)  FPIC is an insurance company (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.  Section 3.4(b) of the FPIG Disclosure Schedule lists all jurisdictions in which FPIC is licensed or authorized to carry on an insurance business.

(c)  FPIG is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of each of the FPIG Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of any FPIG Subsidiary are or may become required to be issued by reason of any Rights.  All of such shares or equity interests so owned by FPIG are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrance.

3.5  Authority Relative to this Agreement.  FPIG has the corporate power and authority to enter into this Agreement and, subject to the receipt of approval of this Agreement by FPIG stockholders, and the required approval of any Governmental Body, to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by FPIG and the consummation by FPIG of the transactions contemplated hereby have been duly authorized by the Board of Directors of FPIG at a duly called meeting, and no other corporate proceedings on the part of FPIG other than obtaining stockholder approval are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by FPIG and (assuming this Agreement constitutes a valid and binding obligation of Mercer and the Acquisition Corp.) constitutes a valid and binding agreement of FPIG, enforceable against FPIG in accordance with its terms.

3.6  Consents and Approvals; No Violations.

(a)  Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder, and (B) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in California, Pennsylvania and any other relevant jurisdiction (the requirements in clauses (A) and (B), collectively, the “Governmental Requirements”), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Body would not prevent or delay the consummation of the transactions contemplated by this Agreement, or otherwise prevent FPIG from performing its obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution, delivery and performance of this Agreement by FPIG and the consummation of the transactions contemplated hereby.

(b)  Except as set forth in Section 3.6(b) of the FPIG Disclosure Schedule, no consent or approval of any other party (other than the stockholders of FPIC or any Governmental Body) is required to be obtained by FPIG for the execution, delivery or performance of this Agreement or the performance by FPIG of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the transactions contemplated by this Agreement, or otherwise prevent FPIG from performing its obligations under this Agreement or be reasonably likely to result in a Material Adverse Effect.

(c)  Neither the execution, delivery or performance of this Agreement by FPIG nor the consummation by FPIG of the transactions contemplated hereby, nor compliance by FPIG with any of the provisions hereof, will:

(i)  conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of FPIG or any of the FPIG Subsidiaries;

(ii)  except as set forth in Section 3.6(c)(ii) of the FPIG Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which FPIG or any of the FPIG Subsidiaries is a party or by which any of them or any of their properties or assets is bound;

(iii)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to FPIG, any FPIG Subsidiary or any of their properties or assets;

(iv)  result in the creation or imposition of any Encumbrance on any asset of FPIG or any FPIG Subsidiary; or

(v)  cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for FPIG or any of the FPIG Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, exercises, violations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Material Adverse Effect.

3.7  FPIG Financial Statements.

(a)  FPIG has delivered to Mercer complete and correct copies of the consolidated balance sheets of FPIG as of December 31, 2003 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004, together with the report on such statements by the independent auditors of FPIG and accompanying notes (the “FPIG Financial Statements”).  The FPIG Financial Statements have been derived from the accounting books and records of FPIG and the FPIG Subsidiaries and have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented.  The consolidated balance sheets included in the FPIG Financial Statements present fairly in all material respects the consolidated financial position of FPIG and the FPIG Subsidiaries as at the respective dates thereof, and the consolidated statements of income, stockholders’ equity, and cash flows included in such FPIG Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of FPIG and the FPIG Subsidiaries for the respective periods indicated.

(b)  Absence of Undisclosed Liabilities.  Except as set forth in Section 3.7(b) of the FPIG Disclosure Schedule, FPIG and the FPIG Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the FPIG Financial Statements, (b) liabilities and obligations not required by GAAP to be reflected in the FPIG Financial Statements or in the notes thereto, (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement, and (d) liabilities and obligations which would not, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect.

(c)  Statutory Financial Statements.  The Annual Statements and Quarterly Statements of FPIC, as filed or to be filed with the California Insurance Department for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 (the “FPIC Annual Statutory Statements”) and for the quarters ended March 31, June 30, and September 30, 2004 (collectively, the “FPIC Quarterly Statutory Statements”), respectively, together with all exhibits and schedules thereto (all FPIC Statutory Statements and all FPIG Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 3.7(c) are hereinafter referred to as the “FPIC Statutory Financial Statements”), have been prepared in accordance with the applicable accounting practices prescribed or permitted by the California Insurance Department for purposes of financial reporting (“State Statutory Accounting Practices”), and such accounting practices have been applied on a basis consistent with such State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the FPIC Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for FPIC as of the dates and for the periods therein in accordance with applicable State Statutory Accounting Practices.  The financial statements contained in the FPIC Annual Statutory Statements have been audited by BDO Seidman (as to the year 2004) or KPMG (as to prior years), the independent auditors of FPIG, and FPIG has made available to Mercer true and complete copies of all audit opinions related thereto.  FPIG has delivered to Mercer true and complete copies of the FPIC Annual Statutory Statements and the FPIC Quarterly Statutory Statements.

(d)  Absence of Certain Changes.  Since December 31, 2004, there has been no event or condition that has had (or is reasonably likely to result in) a Material Adverse Effect, and except as set forth in Section 3.7(d) of the FPIG Disclosure Schedule, FPIG and the FPIG Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice.

(e)  Regulatory Reports.  Since December 31, 2000 FPIG and FPIC (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto under the Insurance Laws applicable to insurance holding companies (the “FPIG Holding Company Act Reports”), (ii) have filed all FPIC Statutory Financial Statements, (iii) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws.  Section 3.7(e) to the FPIG Disclosure Schedule sets forth a list of, and FPIG has made available to Mercer, accurate and complete copies of, all FPIC Statutory Financial Statements, FPIG Holding Company Act Reports and all other reports and statements filed by FPIG or any of the FPIG Subsidiaries with any Insurance Regulator for periods ending and events occurring, after December 31, 2000 and prior to the Closing Date, and the latest requests for approval of a rate increase in each state or other jurisdiction that FPIC writes insurance.  All such FPIC Statutory Financial Statements, FPIG Holding Company Act Reports and other reports and statements were prepared in good faith and complied in all material respects with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances under which such statements were made.  No deficiencies have been asserted by any Governmental Body with respect to such FPIC Statutory Financial Statements, FPIG Holding Company Act Reports and other reports and statements.

(f)  Investigations.  Except for normal examinations conducted by a Governmental Body in the regular course of the business of FPIG and its Subsidiaries, and except as set forth in Section 3.7(f) of the FPIG Disclosure Schedule, no Governmental Body has initiated any proceeding or investigation into the business or operations of FPIG, any FPIG Subsidiary, or any director or officer of FPIG or any FPIG Subsidiary, since December 31, 2000.  There is no unresolved violation, criticism, or exception by any Governmental Body with respect to any examinations of FPIG or any of its Subsidiaries.

(g)  Examinations.  Section 3.7(g) of the FPIG Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to FPIG or FPIC since December 31, 2000.  FPIG has made available to Mercer correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations.  There are no regulatory examinations of FPIG or of FPIC currently in process.

(h)  Form A Notices.  Neither FPIG nor any FPIG Subsidiary has received from any Person any Notice on Form A or such other form as may be prescribed under Applicable Law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of FPIG, if after the consummation thereof such Person would directly or indirectly be in control of FPIG.

(i)  Internal Controls.  FPIG and each FPIG Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that:  (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FPIG and to maintain accountability for the consolidated assets of FPIG; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.8  Litigation.  Except as set forth in Section 3.8 of the FPIG Disclosure Schedule and except for insurance claims litigation (other than bad faith claims) arising in the ordinary course of business for which reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Governmental Body or before any arbitrator) pending or, to the knowledge of FPIG, threatened against or affecting FPIG, any of the FPIG Subsidiaries, or any director or officer of FPIG or any of the FPIG Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against FPIG or any of the FPIG Subsidiaries which would individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.

3.9  Tax Matters.  Except as set forth on Schedule 3.9 of the FPIG Disclosure Schedule:

(a)  FPIG has timely and properly filed or caused to be timely and properly filed, in accordance with Applicable Law, all Tax Returns that are or were required, by all applicable Governmental Bodies, to be filed by FPIG or any FPIG Subsidiary for all periods through the Closing Date, and each such Tax Return was prepared in compliance with Applicable Law and was true, accurate and complete in all respects. FPIG has timely paid or caused to be timely paid in full all Taxes which are or were required to be paid by FPIG or any

FPIG Subsidiary on or before the Closing Date, regardless of whether or not such Taxes were shown on such Tax Returns.

(b)  FPIG has timely and properly withheld or caused to be timely and properly withheld, from its employees, vendors and other payees, in accordance with Applicable Law, and timely paid or caused to be timely paid to all applicable taxing authorities and Governmental Bodies, proper and accurate amounts of all Taxes that are or were required, by all applicable taxing authorities and Governmental Bodies, to be withheld by FPIG or any FPIG Subsidiary for all periods through the Closing Date, including, without limitation, income, social security and employment Tax withholding for all types of compensation.

(c)  FPIG and each FPIG Subsidiary has been classified as a corporation and taxable as a C corporation for (i) the period beginning May 26, 1993, through the Closing Date, for United States federal income tax purposes, and (ii) for the periods and in the respective state and local jurisdictions or Governmental Bodies that are identified and set forth by FPIG in Section 3.9 of the FPIG Disclosure Schedule.  Section 3.9 of the FPIG Disclosure Schedule identifies each state and local jurisdiction or Governmental Body in which FPIG or any FPIG Subsidiary is required to:  (A) file any Tax Return, and the Tax Returns that FPIG or any FPIG Subsidiary is required to file in each such jurisdiction, and (B) pay or withhold any Tax, and the Taxes that FPIG or any FPIG Subsidiary is required to pay or withhold in each such jurisdiction. As of the date of this Agreement and as of the Closing Date, FPIG is not, will not be, nor has it ever been an S corporation for United States federal income tax purposes, or for income tax purposes in any state or local jurisdiction or Governmental Body.

(d)  With respect to each Pre-Closing Tax Period of FPIG or any FPIG Subsidiary and each Tax paid or payable by FPIG or any FPIG Subsidiary for such periods, except for tax years ending in 1998 and thereafter up to and including the Closing Date, either all Taxes for such taxable periods have been audited by all relevant taxing authorities or Governmental Bodies, or the time for assessing or collecting all Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority or Governmental Body;

(e)  Except as set forth in Section 3.9(e) of the FPIG Disclosure Schedule, during the six (6) year period immediately preceding the date of this Agreement and as of the Closing Date, there has not been any audit or examination commenced or conducted against FPIG or any FPIG Subsidiary by any taxing authority or Governmental Body regarding any Tax or Tax Return.  As of the date of this Agreement and as of the Closing Date, there are (i) no unassessed Tax deficiencies or Tax adjustments proposed or threatened against FPIG or any FPIG Subsidiary, (ii) no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax against FPIG or any FPIG Subsidiary, (iii) no actions, suits, claims or proceedings, or, to FPIG’s knowledge, investigations, proposed, threatened or pending against FPIG or any FPIG Subsidiary with respect to any Tax, Tax Return or other Tax matters.

(f)  Except as set forth in Section 3.9(f) of the FPIG Disclosure Schedule, neither FPIG nor any FPIG Subsidiary has requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date.

(g)  There is no action, suit, proceeding or claim for refund by or on behalf of FPIG or any FPIG Subsidiary now in progress or pending against any taxing authority or Governmental Body with respect to any Tax.

(h)  FPIG has not made an election or filed a consent under section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date.

(i)  Except for any Tax that is set forth in Section 3.9(i) of the Disclosure Schedule which is being contested in good faith, or any Tax the payment of which is not delinquent or not subject to penalties, there are no liens for Taxes against FPIG or any FPIG Subsidiary or any of its assets, no Taxes payable or withheld by FPIG or any FPIG Subsidiary remain unpaid which could give rise to any such liens, nor are any claims being asserted by any taxing authority or Governmental Body with respect to the assessment or collection of any Taxes.

(j)  Neither FPIG nor any FPIG Subsidiary will be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to make or include any adjustment under section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, or (ii) as a result of any “closing agreement,” as described in section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income in, or exclude any item of deduction from, any taxable period (or portion thereof) beginning after the Closing Date.

(k)  Except as set forth in Section 3.9(k) of the FPIG Disclosure Schedule, neither FPIG nor any FPIG Subsidiary has ever been a member of an affiliated group (as defined in section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income tax return.

(l)  Except as set forth in Section 3.9(l) if the FPIG Disclosure Schedule, neither FPIG nor any FPIG Subsidiary is a party to or bound by any tax allocation or tax sharing agreement.  Neither FPIG nor any FPIG Subsidiary has any current or potential contractual obligation to indemnify any Person with respect to Taxes.

(m)  To FPIG’s knowledge, no taxing authority or Governmental Body will claim or assess any additional Taxes against FPIG or any FPIG Subsidiary for any period for which Tax Returns have been or were required to have been filed.

(n)  No payment or series or combination of payments or transactions to or with any person that arise out of any of the transactions contemplated by this Agreement will constitute an “excess parachute payment” as defined in section 280G of the Code (or any corresponding provision of state, local or foreign law), and neither FPIG nor any FPIG Subsidiary will incur any liability or obligation to withhold any Tax with respect to any “excess parachute payment” under section 3401 or 4999 of the Code (or any corresponding provision of state, local or foreign law).

(o)  Neither FPIG nor any FPIG Subsidiary has ever been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code (or any corresponding provision of state, local or foreign law).

(p)  No claim has ever been made by any taxing authority or Governmental Body in any jurisdiction that FPIG or any FPIG Subsidiary is or may be subject to Taxes that FPIG or any FPIG Subsidiary does not pay in such jurisdiction which has not been paid.

(q)  Neither FPIG nor any FPIG Subsidiary has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country.

(r)  FPIG has delivered to Mercer true, correct and complete copies of all income and premium Tax Returns filed by or with respect to FPIG or any FPIG Subsidiary for the past two (2) years.

(s)  Neither FPIG nor any FPIG Subsidiary has assets or property which FPIG or any FPIG Subsidiary is required to treat as owned by another person or entity pursuant to the so-called “safe harbor lease” provisions of former section 168(f) of the Code.

(t)  No Tax is required to be withheld pursuant to section 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

(u)  The representations and warranties contained in this Section 3.9 shall survive with respect to liability for any Tax for the applicable statute of limitations.

3.10  Title to Property.  Except as set forth in Section 3.10 of the FPIG Disclosure Schedule, FPIG and the FPIG Subsidiaries (a) have good and valid title to all of their respective properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, and (b) own, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, their respective business except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect.

3.11  Compliance with Applicable Law

(a)  FPIG and the FPIG Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied in all material respects with, and are not in default in any material respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines.

(b)  Neither FPIG nor any FPIG Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Body that:  (i) limits the ability of FPIG or FPIC to conduct any line of business, (ii) require any investments of FPIC to be treated as non-admitted assets, (iii) require divestiture of any investments of FPIG or FPIC, (iv) in any manner imposes any requirements on FPIC in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of FPIG or FPIC to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or management of FPIG or any FPIG Subsidiary (each, whether or not set forth in the FPIG Disclosure Schedule, a “FPIG Regulatory Agreement”), nor has FPIG or any of its Subsidiaries been advised by any Governmental Body that it is considering issuing or requesting any such FPIG Regulatory Agreement.  Neither FPIG nor FPIC, directly or indirectly, engages in any activity prohibited by applicable law.

(c)  Except as set forth in Section 3.11(c) of the FPIG Disclosure Schedule, there is no pending or, to the knowledge of FPIG, threatened charge by any Governmental Body that FPIG or any FPIG Subsidiary has violated any Applicable Law (including any Insurance Laws), nor any pending or, to the knowledge of FPIG, threatened investigation by any Governmental Body with respect to possible violations of any Applicable Laws.

(d)  There are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between FPIG or any FPIG Subsidiary, on the one hand, and, any director or executive officer (or equivalent thereof) of FPIG or any FPIG Subsidiary, on the other hand.

(e)  Since January 1, 2000, None of FPIG, the FPIG Subsidiaries, any of their respective current directors or officers, and, to the knowledge of FPIG, any of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of FPIG or any FPIG Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes.

3.12  Insurance Matters.

(a)  Except as set forth in Section 3.12(a) of the FPIG Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by FPIC, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agent agreements to which FPIG or any FPIG Subsidiary is a party, are, to the extent required under Applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects.  As to premium rates established by FPIC which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws.  Section 3.12(a) of the FPIG Disclosure Schedule sets forth all increases in premium rates submitted by the FPIC which have been disapproved by any Insurance Regulators since December 31, 1999.  Section 3.12(a) of the FPIG Disclosure Schedule lists all correspondence or communications from any Insurance Regulator received by FPIG or FPIC after December 31, 1999, that requests or suggests that its premium rates, if applicable should be reduced below the current approved premium levels.

(b)  Except as set forth in Section 3.12(b) of the FPIG Disclosure Schedule, FPIC has not issued any participating policies or any retrospectively rated policies of insurance.

(c)  All reinsurance treaties or agreements, including retrocessional agreements, to which FPIC is a party or under which FPIC has any existing rights, obligations or liabilities are listed on Section 3.12(c) of the FPIG Disclosure Schedule (the “FPIC Reinsurance Treaties”).  FPIG has provided Mercer with correct and complete copies of all of such FPIC Reinsurance Treaties and all such FPIC Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any FPIC Reinsurance Treaties.  The FPIC Reserves (as defined in Section 3.12(d) of this Agreement) at each of December 31, 2004 and December 31, 2003, and December 31, 2002, as reflected in the FPIC Statutory Financial Statements, are stated net of reinsurance ceded amounts. The FPIC Statutory Financial Statements accurately reflect the extent to which, pursuant to Insurance Laws, FPIC is entitled to take credit for reinsurance under the FPIC Reinsurance Treaties.  FPIG has reasonably concluded that all reinsurance recoverable amounts reflected in said balance sheets are collectible, and FPIG is unaware of any material adverse change in the financial condition of FPIC’s reinsurers that might raise concern regarding their ability to honor their reinsurance commitments, except as set forth in Section 3.12(c) of the FPIG Disclosure Schedule.  No party to any of the FPIC Reinsurance Treaties has given notice to FPIG or FPIC that such party intends to terminate or cancel any of the FPIC Reinsurance Treaties as a result of or following consummation of the Merger.  Each FPIC Reinsurance Treaty is valid and binding on each party thereto, and none of FPIG, FPIC, and, to the knowledge of FPIG, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No FPIC Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions.  Since January 1, 2004 no FPIC Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such reinsurance agreements or treaties.

(d)  FPIC has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws.  The FPIC Statutory Financial Statements, as of the date thereof, sets forth all of the reserves of FPIC as of such date (collectively, the “FPIC Reserves”).  The FPIC Reserves, gross and net of the reinsurance thereof, were prepared in accordance with the requirements for reserves established by the Insurance Regulators,  were determined in accordance with State Statutory Accounting Practices and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and were established in accordance with prudent insurance practices generally followed in the insurance industry. The FPIC Reserves make good and sufficient provisions for all insurance obligations of FPIC. The FPIC Reserves set forth in any FPIC Statutory Financial Statement are adequate to provide for the estimated ultimate net costs of all reported and unreported losses incurred through the date of such FPIC Statutory Financial Statement.  FPIG has provided or made available to Mercer copies of all work papers used as the basis for establishing the FPIC Reserves.  Adverse development with respect to the FPIC Reserves that are not directly attributable to fraud or intentional or negligent misrepresentations or omissions shall not be deemed a breach of this section 3.12(d).  Except for regular periodic assessments based on developments that are publicly known within the insurance industry, to the knowledge of FPIG, no claim or assessment is pending or threatened against FPIC which is peculiar or unique to FPIC by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(e)  Section 3.12(e) of the FPIG Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of FPIC, the reserves for losses and loss adjustment expenses of FPIC and its premium rates for liability insurance in each of the years commencing after December 31, 2000 (collectively the “FPIC Actuaries” and separately an “FPIC Actuary”). Section 3.12(e) of the FPIG Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of FPIC by the FPIC Actuaries, or delivered by the FPIC Actuaries to FPIC, since December 31, 2000, in which a FPIC Actuary has (i) either expressed an opinion on the adequacy of such reserves for losses and loss adjustment expenses loss reserves or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by FPIC, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by FPIC for insurance (collectively, the “FPIC Actuarial Analyses”). To the knowledge of FPIG the information and data furnished by FPIG or any FPIG Subsidiary to the FPIC Actuaries in connection with the FPIC Actuarial Analyses were accurate in all material respects. To the knowledge of FPIG, each FPIC Actuarial Analysis was based upon an accurate inventory of policies in force for FPIC at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.  FPIG has made available to Mercer a true and correct copy of each of the FPIC Actuarial Analyses.

3.13  Investments.

(a)  The FPIC Statutory Financial Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the “FPIC Investments”) owned by FPIC as of December 31, 2004, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2004, and the changes in the FPIC Investments from January 1, 2004 through December 31, 2004.  All transactions in FPIC Investments by FPIC from December 31, 2004, to the date hereof have complied in all material respects with the investment policy of FPIC.  FPIG does not hold any material amount of investment securities.

(b)  Except as set forth in the FPIC Statutory Financial Statements, FPIC has good and marketable title to the FPIC Investments listed in the FPIC Statutory Financial Statements or acquired in the ordinary course of business since December 31, 2004, other than with respect to those FPIC Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

(c)  A complete list of all investments owned, directly or indirectly, by FPIC as of December 31, 2004, that are in default, in bankruptcy, are nonperforming, restructured, or foreclosed, or which are included on any “watch list” are set forth in Section 3.13(c) of the FPIG Disclosure Schedule, and there have been no changes since that date that would have or be reasonably likely to result in a Material Adverse Effect.

(d)  Except as set forth in the FPIC Statutory Financial Statements, there are no Encumbrances on any of the FPIC Investments, other than special deposits reflected in the FPIC Statutory Financial Statements.

3.14  Brokers.  Other than Keefe, Bruyette & Woods, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by FPIG in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of FPIG.

3.15  Employee Benefit Plans; ERISA.

(a)  Section 3.15(a) of the FPIG Disclosure Schedule sets forth a list which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by FPIG or the FPIG Subsidiaries or by any trade or business, whether or not incorporated, that together with FPIG, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”), or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or section 4001(a)(14) of ERISA, in each case for the benefit of any employee or terminated employee of FPIG or any of the FPIG Subsidiaries (each a “Plan” and collectively the “FPIG Plans”).

(b)  With respect to each Plan listed in Section 3.15(a) of the FPIG Disclosure Schedule, to the extent applicable, FPIG has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to Mercer true and complete copies of the following documents:

(i)  a copy of each written Plan;

(ii)  a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

(iii)  a copy of the most recent summary plan description required under ERISA with respect thereto;

(iv)  if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

(v)  the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

(c)  Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in a Material Adverse Effect.

(d)  No material liability under Title IV of ERISA has been incurred by FPIG or any ERISA Affiliate, that has not been satisfied in full, and to the knowledge of FPIG, no condition exists that presents a material risk to FPIG or any ERISA Affiliate of incurring a material liability under Title IV of ERISA.

(e)  No Plan or any trust established thereunder that is subject to section 302 of ERISA and section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Closing Date.  All contributions required to be made with respect thereto (whether pursuant to the terms of any Plan or otherwise) on or prior to the Closing Date have been timely made.

(f)  Neither FPIG, nor any ERISA Affiliate, has engaged in a transaction in connection with which FPIG or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.15, have or be reasonably likely to result in a Material Adverse Effect.

(g)  Each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.15, would not have or be reasonably likely to result in a Material Adverse Effect.

(h)  Except as set forth in Section 3.15(h) of the FPIG Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of FPIG or any of the FPIG Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(i)  There are no pending or, to the knowledge of FPIG, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.15, have or be reasonably likely to result in a Material Adverse Effect.

(j)  No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of FPIG, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

3.16  Labor Relations; Employees.  None of the employees of FPIG or any of the FPIG Subsidiaries are represented by any labor organization and no union claims to represent these employees have been made.  There have been no union organizing activities with respect to employees of FPIG or any of the FPIG Subsidiaries within the past five years.  Neither FPIG nor any of the FPIG Subsidiaries is or has been engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law nor is there pending any unfair labor practice charge.

3.17  Intellectual Property Rights.

(a)  FPIG and the FPIG Subsidiaries own, free of Encumbrances, or has a valid and binding license to use, all Intellectual Property material to the conduct of the business of FPIG or any FPIG Subsidiary.

(b)  Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect, (i) neither FPIG nor any of the FPIG Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the knowledge of FPIG, (A) all Intellectual Property material to the conduct of the businesses of FPIG or any of the FPIG Subsidiaries and owned by FPIG or such FPIG Subsidiary is not being infringed by any third party, and (B) neither FPIG nor any of the FPIG Subsidiaries is infringing any Intellectual Property of any third party.

(c)  There is no pending or, to the knowledge of FPIG, threatened significant claim or dispute regarding the ownership of, or use by, FPIG or any FPIG Subsidiary of any Intellectual Property, and consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to the business of FPIG or any of the FPIG Subsidiaries.

(d)  For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

3.18  Contracts.

(a)  Section 3.18 of the FPIG Disclosure Schedule sets forth a list of each contract (collectively, the “FPIG Contracts”) to which FPIG or any of the FPIG Subsidiaries is a party or by which it is bound which:

(i)  contains obligations in excess of $50,000 or is otherwise material to the current business of the FPIG taken as a whole; or

(ii)  contains covenants limiting the freedom of FPIG or any of the FPIG Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of FPIG or any of the FPIG Subsidiaries to acquire equity securities of any person or entity; or

(iii)  is an employment or severance contract applicable to any employee of FPIG or any of the FPIG Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of FPIG or any of the FPIG Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by FPIG on not more than 60 days’ notice without material liability.

(b)  With respect to each of the FPIG Contracts:

(i)  such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon FPIG and, to the knowledge of FPIG, each other party thereto and is in full force and effect;

(ii)  there is no material default or claim of material default thereunder by FPIG, or the knowledge of FPIG, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by FPIG, or to the knowledge of FPIG, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

(iii)  the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on FPIG or any of the FPIG Subsidiaries.

3.19  Environmental Laws and Regulations.

(a)  FPIG and the FPIG Subsidiaries and their respective properties and operations is in compliance with all applicable laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by FPIG and the FPIG Subsidiaries of all permits and other authorizations of any Governmental Body required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Material Adverse Effect.

(b)  FPIG has not received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury, property damages or the obligation of FPIG or any of the FPIG Subsidiaries to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) which, individually or in the aggregate, has had, or is reasonably likely to result in, a Material Adverse Effect.

(c)  There are no facts, circumstances or conditions in connection with the operation of its business or any current or formerly owned properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, a Material Adverse Effect.

3.20  Insurance Coverage.

(a)  FPIG and each of the FPIG Subsidiaries maintains insurance coverage reasonably adequate for the operation of the businesses of FPIG and FPIG Subsidiaries taken as a whole.  The insurance maintained by FPIG and the FPIG Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by FPIG, and the coverage provided thereunder will not be materially and adversely affected by the contemplated transactions.

(b)  No issuer of any insurance policy to FPIG has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any insurance policy issued to FPIG, or any FPIG Subsidiary and no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any insurance policy to FPIG or any FPIG Subsidiary.

3.21  Rating.  As of the date of this Agreement, FPIC has been assigned an “A-” insurer financial strength rating with a negative outlook by A. M. Best Co. (“Best’s”).  As of the date of this Agreement, to the knowledge of FPIG, Best’s has not indicated that it intends to lower its rating or put FPIC on an “under review” status.

3.22  No Investment Company.  Neither FPIG nor any FPIG Subsidiary is an “investment  company,” or a company “controlled” by an “investment  company,” within the meaning of the Investment Company Act of 1940, as amended.

3.23  Accuracy of Information Supplied.  All of the representations and warranties made by FPIG in this Agreement, taken together and with the FPIG Disclosure Schedule, do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading.  The copies of documents attached to the FPIG Disclosure Schedule are accurate and complete in all respects.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF MERCER

Mercer represents and warrants to FPIG as follows:

4.1  Organization.  Mercer is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.  Mercer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.

4.2  Authority Relative to this Agreement.  Mercer has the corporate power and the authority to enter into this Agreement and to carry out its obligations hereunder, and Mercer has the authority, assuming the receipt of all approvals from any Governmental Body to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by Mercer and the consummation by Mercer of the transactions contemplated hereby have been duly authorized by Mercer’s Board of Directors, and no other corporate proceedings on the part of Mercer is necessary to authorize this Agreement and the transactions contemplated hereby.  Subject to the foregoing, this Agreement has been duly and validly executed and delivered by Mercer and (assuming this Agreement constitutes a valid and binding obligation of FPIG)

constitutes a valid and binding agreement of Mercer, enforceable against Mercer in accordance with its terms.

4.3  Consents and Approvals; No Violations.

(a)  No consent or approval of any other party (other than the approval of any Governmental Body) is required to be obtained by Mercer for the execution, delivery or performance of this Agreement or the performance by Mercer of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the transactions contemplated by this Agreement, or otherwise prevent Mercer from performing its obligations under this Agreement or, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect.

(b)  Neither the execution, delivery or performance of this Agreement by Mercer, nor the consummation by Mercer of the transactions contemplated hereby or thereby, nor compliance by Mercer with any of the provisions hereof or thereof, will:

(i)  conflict with or result in any breach of any provisions of Mercer’s articles of incorporation or bylaws;

(ii)  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Mercer is a party or by which it or its properties or assets may be bound;

(iii)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mercer or any of its properties or assets;

(iv)  result in the creation or imposition of any Encumbrance on any asset of Mercer; or

(v)  cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Mercer to conduct its business as currently conducted,

except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.

4.4  Acquisition Corp. Organization.  The Acquisition Corp. is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Acquisition Corp. is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.  The copies of the Acquisition Corp.’s Constituent Documents that have been delivered to FPIG are complete and correct and in full force and effect.

4.5  Capitalization.  As of the date hereof, the authorized capital stock of the Acquisition Corp. consists of 1,000 shares of common stock, no par value per share (the “Acquisition Corp. Common Stock”), of which 1,000 shares are issued and outstanding and held by Mercer, and no shares of preferred stock, of which no shares are outstanding.  As of the date of this Agreement, there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Acquisition Corp. to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

4.6  Business; Subsidiaries.  As of the date hereof and as of the Closing Date, the Acquisition Corp. will have no Subsidiaries, no significant assets or liabilities, and will not be engaged in any business.

4.7  Authority Relative to this Agreement.  The Acquisition Corp. has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by the Acquisition Corp. and the consummation by Acquisition Corp. of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition Corp., and no other corporate proceedings on the part of the Acquisition Corp. are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Acquisition Corp. and (assuming this Agreement constitutes a valid and binding obligation of FPIG and Mercer) constitutes a valid and binding agreement of the Acquisition Corp., enforceable against the Acquisition Corp. in accordance with its terms.

ARTICLE V - CONDUCT OF BUSINESS PENDING THE CLOSING

5.1  Conduct of Business by FPIG Pending the Closing.

(a)  From the date hereof until the Closing Date, unless Mercer shall otherwise consent in writing, or except as set forth in Section 5.1 of the FPIG Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, FPIG and FPIG Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organization and goodwill and relationships with third parties (including relationships with policyholders, insureds, agents, underwriters and brokers) and to keep available the services of their current key employees and maintain their current rights and franchises, subject to the terms of this Agreement.  Except as set forth in the FPIG Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Closing Date, without the prior written consent of Mercer:

(i)  Neither FPIG nor any FPIG Subsidiary shall adopt or propose any change in its Constituent Documents;

(ii)  Neither FPIG nor any FPIG Subsidiary shall declare, set aside or pay any dividend or other distribution, except for dividends or other distributions in the ordinary course of business, consistent with past practices, in order to permit FPIG to make interest payments on its indebtedness and to meet ordinary operating expenses;

(iii)  Neither FPIG nor any FPIG Subsidiary shall, (i) merge or consolidate with any other Person, (ii) acquire a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business, make or commit to make any capital expenditure in excess of $50,000;

(iv)  Neither FPIG nor any FPIG Subsidiary shall, sell, lease, license, subject to an Encumbrance other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) any real property owned by FPIG, or (ii) any assets or property except, (x) with respect to clause (ii), pursuant to existing written contracts or commitments (the terms of which have been disclosed to Mercer prior to the date hereof), or (y) with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;

(v)  Neither FPIG nor any FPIG Subsidiary shall enter into or amend any employment agreement or other employment arrangements with any employee of FPIG other than in the ordinary course of business consistent with past practice;

(vi)  Neither FPIG nor any FPIG Subsidiary shall change any method of accounting or accounting practice, except for any such required change in GAAP or applicable State Statutory Accounting Practices as agreed to by FPIG’s independent auditors;

(vii)  Neither FPIG nor any FPIG Subsidiary shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation (other than claims litigation for which a commensurate reserve has been established on the FPIG Financial Statements) that individually do not exceed $10,000 or, in the aggregate, $50,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices;

(viii)  Neither FPIG nor any FPIG Subsidiary shall, other than in the ordinary course of business consistent with past practice, (i) make or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $25,000, (iii) make a request for a written ruling of a taxing authority relating to Taxes, other than any request for a determination concerning qualified status of any FPIG Plan intended to be qualified under Code section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to Taxes, or (v) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

(ix)  Neither FPIG nor any FPIG Subsidiary shall, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any FPIG Contract or enter into any new agreement which would have been considered a FPIG Contract if it were entered into at or prior to the date hereof;

(x)  FPIG shall not permit FPIC to forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law, or (ii) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of FPIC in any material respect;

(xi)  Neither FPIG nor any FPIG Subsidiary shall take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause a Material Adverse Effect;

(xii)  Neither FPIG nor any FPIG Subsidiary shall terminate, cancel or amend any insurance coverage maintained by them with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

(xiii)  Neither FPIG nor any FPIC Subsidiary shall take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of FPIC;

(xiv)  FPIC shall not make any material change in its underwriting, claims management, agency management, pricing, reserving practices or reinsurance program;

(xv)  increase in any manner the compensation of the employees of FPIG and the FPIG Subsidiaries, or pay any bonus or incentive compensation to such employees; provided that FPIG and the FPIG Subsidiaries may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice;

(xvi)  pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit planor agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

(xvii)  other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

(xviii)  offer or sell insurance or reinsurance of any line or class of business in any jurisdiction other than such lines and classes of insurance and reinsurance that it offers and sells on the date of this Agreement and other than in those jurisdictions where it offers and sells such lines or classes of insurance and reinsurance on the date of this Agreement; and

(xix)  Neither FPIG nor any FPIG Subsidiary shall agree or commit to do any of the foregoing.

(b)  From the date hereof until the Closing Date,  FPIG shall permit Mercer’s senior officers to meet with the Chief Financial Officer of FPIG and officers of FPIG responsible for the financial  statements, the internal controls, and disclosure controls and procedures of FPIG to discuss such matters as Mercer may deem reasonably necessary or appropriate for Mercer to satisfy its obligations under sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

(c)  FPIG agrees to consult with Mercer with respect to all material aspects of FPIG’s business, including without limitation, (i) quarterly results, (ii) reserve policies and practices (including levels of reserves) with respect to losses and loss adjustment expenses of the FPIG Subsidiaries, and (iii) litigation against FPIG and the FPIG Subsidiaries.  Mercer and FPIG shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

(d)  FPIG shall provide notice to Mercer of all FPIG and FPIG Subsidiary board of directors meetings and the agenda for such meetings.  Upon the reasonable request of Mercer, FPIG shall permit a Mercer representative to attend each such board of director meeting telephonically or in person.

5.2  Conduct of Business by the Acquisition Corp. Pending the Closing.  From the date hereof until the Closing Date, the Acquisition Corp. shall not conduct any business or enter into any oral or written contracts, agreements or obligations of any nature, or amend its Constituent Documents.

5.3  Access and Information.  FPIG shall afford Mercer and its financial advisors, legal counsel, accountants, consultants, and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel and, during such period,  FPIC shall furnish as promptly as practicable to Mercer all information as Mercer reasonably may request; provided no investigation pursuant to this Section 5.3 shall affect any representations or warranties made herein or the conditions to the obligations of the parties to consummate the contemplated transactions.  FPIG and Mercer agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss FPIG and Mercer business developments, status of efforts related to the closing of the transaction contemplated hereby and other matters of mutual interest.  Each party shall continue to abide by the terms of the Non-Disclosure Agreement between Mercer and FPIG, dated January 28, 2005, (the “Confidentiality Agreement”).

5.4  Acquisition Proposals.  FPIG shall not authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, FPIG to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.  The term “Acquisition Proposal” as used herein means any proposal for a merger, consolidation or other business combination involving FPIG, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, FPIG, any proposal or offer with respect to any recapitalization or restructuring of FPIG, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to FPIG, other than the transactions contemplated by this Agreement.  Immediately after the execution and delivery of this Agreement, FPIG will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.  In the absence of receipt (notwithstanding its compliance with the preceding terms of this Section 5.4) by FPIG of an Acquisition Proposal that is a “Superior Proposal”, as defined below, the Board of Directors of FPIG shall not (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Mercer, the approval or recommendation by such Board of Directors of this Agreement, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal.  Notwithstanding anything in this Agreement to the contrary, FPIG shall as promptly as practicable advise Mercer orally and in writing of the receipt by it after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry.  FPIG will keep Mercer fully informed of the status and details of any such Acquisition Proposal.  The term “Superior Proposal” as used in this Section 5.4 means any bona fide Acquisition Proposal made by any third party that the Board of Directors of FPIG determines in good faith (x) following consultation with its independent financial advisors, is more favorable to FPIG stockholders than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Board of Directors, following consultation with its independent financial advisors, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

5.5  Filings; Cooperation; Other Action.  Subject to the terms and conditions herein provided, as promptly as practicable, FPIG and Mercer shall: (i) make all filings and submissions under the HSR Act and any other filings required by any Governmental Body, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing Date, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing Date from Government Bodies, in connection with the execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby and thereby, and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable.  Notwithstanding the foregoing, subject to the terms and conditions herein provided, within 15 days after the date hereof, Mercer, with the assistance of FPIG, shall make all filings required by the insurance regulatory authorities in Pennsylvania and California, and any other relevant jurisdiction, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby.  In connection with the foregoing, FPIG will provide Mercer, and Mercer will provide FPIG, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the transactions contemplated hereby or thereby.

5.6  Public Announcements; Public Disclosures; Privacy Laws.

(a)  Until the Closing Date, Mercer and FPIG agree that they will not issue any press release or otherwise make any public statement, make any public filing or any submission to any rating agency or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with NASDAQ.

(b)  Each of Mercer and FPIG will use its reasonable best efforts to ensure that the consummation of the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders, or (ii) the privacy policies of FPIG or Mercer.

5.7  Indemnification Provisions.

(a)  Mercer shall indemnify former directors, officers and employees of FPIG and all other persons who may presently serve or have served at FPIG’s request as a director, officer, employee, member, fiduciary, trustee or agent of another corporation, partnership, joint venture trust or other enterprise or association (collectively, the “Indemnified Parties”) for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Closing Date to the extent permitted or required under Applicable Law, for a period of not less than three years after the Closing Date.

(b)  For a period of six years after the Closing Date, Mercer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by FPIG (“D&O Insurance”) with respect to claims arising from facts or events which occurred before the Closing Date, provided that:

(i)  Mercer may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous or provide tail coverage for such persons covered by the D&O Insurance which tail coverage shall provide coverage for a period of six years after the Closing Date for acts taken prior to the Closing Date on terms no less favorable than the terms of such current D&O Insurance coverage; and

(ii)  nothing contained herein shall require Mercer to incur any annual premium in excess of 200% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current D&O Insurance policies maintained by FPIG, which FPIG estimates to be $70,000 (the “Current Premium”), and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then Mercer shall cause to be maintained policies of insurance which, in Mercer’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.

(c)  If Mercer or any of its Affiliates (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Mercer shall assume all of the obligations set forth in this Section 5.7.

(d)  The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, representatives, successors and assigns.

5.8  Additional Matters.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals from any the Governmental Body and any other third party consents and to effect all necessary registrations and filings.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Mercer, the Acquisition Corp. and FPIG shall take all such necessary action.

5.9  Employee Matters.

(a)  Mercer shall provide each employee continuously employed by FPIG at the Closing Date continued compensation and/or benefits, for so long as they remain employed, with not less than the same basic compensation (including base salary, wages or commission rates) and annual short term incentive opportunity, to the extent applicable, as in effect immediately before the Closing Date.  Notwithstanding the preceding sentence, nothing in this Agreement shall be construed as limiting in any way the right of the Mercer to terminate the employment of any employee at any time after the Closing Date.

(b)  Employees of FPIG or any FPIG Subsidiary who are employed by Mercer after the Closing Date will be entitled to participate in equity-based or other long-term incentive programs maintained by the Mercer or any Mercer Affiliate to the same extent as similarly situated employees of Mercer or any Mercer Affiliate.

(c)  Mercer shall recognize, or cause to be recognized, for all purposes (other than the accrual of benefits) under any employee benefit plan, program or arrangement of Mercer as in effect from time to time, the service and earnings with FPIG of each employee who is employed by FPIG or any FPIG Subsidiary on the Closing Date to the same extent recognized under any comparable plan or program maintained by FPIG immediately prior to the Closing Date.

(d)  Mercer shall assume the obligations of FPIG under the employment agreements and change in control agreements listed on Schedule 3.18 of the FPIG Disclosure Schedule.

(e)  For a period of one year following the Closing Date, any employee of FPIG or any FPIG Subsidiary whose employment is involuntarily terminated (other than for cause but including any termination of employment following a reduction in compensation or benefits or a requested relocation to more than 25 miles from such employee’s current principal office) shall be entitled to severance benefits equal to the greater of:  (i) any severance benefits payable under the severance plan of the Mercer for similarly situated employees of the Mercer, or (ii) two weeks pay per year of service, with a minimum of one month pay and a maximum of one year. In no event will any severance benefit be paid for any termination where such termination is the result in whole or in part of any disciplinary action with respect to the employee, a violation of FPIG or Mercer policy by the employee, or other issue related to the job performance of the employee.  Notwithstanding the foregoing, this Section 5.9(e) shall not be applicable to any employee of FPIG or any FPIG Subsidiary that is party to a written employment agreement with FPIG or any FPIG Subsidiary.

(f)  From and after the Closing Date, each employee of FPIG or any FPIG Subsidiary who has been continuously employed by a Mercer Affiliate since the Closing Date shall be entitled to the same number of vacation days and holidays per year as such employee was entitled to under the policies of FPIG in effect immediately prior to the execution of this Agreement until such time as such employee would be entitled to a higher number of vacation days and holidays under the policies of Mercer as in effect from time to time following the Closing Date.

5.10  Advice of Changes.  Mercer and FPIG shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its part or on the part of any of its or its Subsidiaries’ officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.  FPIG shall update the FPIG Disclosure Schedule (the “Closing Date FPIG Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date FPIG  Disclosure Schedule to Mercer not less than three (3) business days prior to the Closing Date.

5.11  Tax Covenant.

(a)  Mercer covenants that it will not (i) take or permit any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability of FPIG or any FPIG Subsidiary or (ii) make or change any Tax election, amend any Return or take any Tax position on any return, take any action, or enter into any transaction, merger or restructuring that results in any increased Tax liability of FPIG or any FPIG Subsidiary in respect of any Pre-Closing Tax Period, except to the extent that such increased Tax Liability is assumed by Mercer.

(b)  Mercer shall promptly pay or cause to be paid to the Stockholders and the Rights Holders all refunds of Taxes in excess of amounts accrued with respect thereto and interest thereon received by Mercer or any Affiliate of Mercer, FPIG or any FPIG Subsidiary in proportion to the Cash Consideration and Rights Consideration to which such Stockholder and Rights Holder is entitled to receive pursuant to Sections 2.5(b) and 2.5(c), respectively, with respect to any Pre-Closing Tax Period.  If, in lieu of receiving any such refund, any Taxes paid by FPIG or any FPIG Subsidiary with respect to any Pre-Closing Tax Period has the effect of reducing any Tax liability with respect to a Post-Closing Tax Period, Mercer shall promptly pay or cause to be paid to the Stockholders and the Rights Holders the amount of such reduction in Tax liability in proportion to the Cash Consideration and Rights Consideration to which the Stockholders and the Rights Holders is entitled to receive pursuant to Sections 2.5(b) and 2.5(c), respectively.

5.12  Approval Covenant.  On or prior to June 30, 2005, FPIG shall submit for stockholder approval the Agreement and the Merger at a meeting of stockholders called for such purpose or a written consent for such approval in lieu thereof.

ARTICLE VI - CONDITIONS TO CLOSING

6.1  Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  any waiting period applicable to the consummation of the acquisition under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

(b)  no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Governmental Body having jurisdiction that prohibits, restrains or enjoins consummation of the contemplated transactions;

(c)  FPIG shall have obtained the third party consents and approvals (other than consents and approvals required by Governmental Requirements) listed in Section 3.6(b) of the FPIG Disclosure Schedule and indicated therein as being a condition to the Closing;

(d)  each of FPIG and Mercer shall have made such filings, and obtained such permits, authorizations, consents, or approvals required by Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including California and Pennsylvania, which permits, authorizations, consents, and approvals may be subject only to:  (i) conditions customarily imposed by insurance regulatory authorities, (ii) conditions that do not impose terms that are materially inconsistent with any material terms contained in this Agreement in a manner that adversely affects the economic value to FPIG or Mercer of this Agreement, or would not reasonably be expected to have a Material Adverse Effect, and (iii) other conditions that would not reasonably be expected to have a Material Adverse Effect; and

(e)  This Agreement, shall have been approved and adopted by the requisite vote of the stockholders of FPIG in accordance with Applicable Law.

6.2  Condition to Obligation of FPIG to Effect the Closing.  The obligation of FPIG to effect the Closing shall be subject to the condition that (unless waived by FPIG) at or prior to the Closing Date Mercer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of Mercer contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except:  (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect; and FPIG shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Mercer as to the satisfaction of this condition.

6.3  Conditions to Obligations of Mercer to Effect the Closing.  The obligations of Mercer to effect the Closing shall be subject to the satisfaction or waiver by Mercer at or prior to the Closing Date of the following additional conditions:

(a)  FPIG shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of FPIG contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except:  (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect; and Mercer shall have received a certificate of the

Chief Executive Officer or the Chief Financial Officer of FPIG as to the satisfaction of this condition; and

(b)  FPIC and any Mercer Affiliate that Mercer may designate shall have entered into a new employment agreement dated as of the Closing Date with Robert T. Kingsley and Mr. Kingsley shall continue to be the President of FPIC as of such date.

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Mercer and FPIG.

7.2  Termination by Either Mercer or FPIG.  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Mercer or FPIG if:

(a)  This Agreement shall fail to receive the requisite approval of the appropriate Government Bodies,

(b)  This Agreement shall fail to receive the requisite approval of the stockholders of FPIG;

(c)  the Closing shall not have been consummated before December 31, 2005; provided that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Closing Date to occur by such date;

(d)  a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.2 shall have used all reasonable best efforts to remove such injunction, order or decree; or

(e)  there shall have been a material breach by any party of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Sections 6.1, 6.2 or 6.3, as the case may be, not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by the party alleged to be in breach,  provided, that the party seeking to terminate this Agreement pursuant to this Section 7.2(e) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

7.3  Termination by Mercer.  This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of Mercer if any of S&P, Moody’s or Best’s shall have reduced the insurer financial strength rating of Mercer Insurance Company or FPIC or lowered the outlook or failed to receive confirmation of the then current corresponding insurer financial strength rating of FPIC, in each case, except to the extent directly attributable to the transactions contemplated by this Agreement.

7.4  Termination by FPIG.  This Agreement may be terminated at any time prior to the Closing Date by FPIG if the Board of Directors of FPIG determines that, in the exercise of its fiduciary duty after consultation with counsel, it will not recommend approval of this Agreement or the Merger (or if such recommendation is withdrawn) as a result of the receipt of a Superior Proposal.

7.5  Effect of Termination and Abandonment.  In the event of termination of the Agreement pursuant to this Article VII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:  (a) there shall be no liability or obligation on the part of Mercer, the Acquisition Corp., FPIG or their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to this Section 7.5, the obligations of the parties set forth in the Confidentiality Agreement referred to in Section 5.3, and any liabilities for any breach by the parties of the terms and conditions of this Agreement; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made; provided however, if (i) this Agreement is terminated by FPIG pursuant to Section 7.4, or (ii) on or before one year after the termination of this Agreement, FPIG accepts a transaction for a Superior Proposal with any individual or entity that makes such Superior Proposal prior to the termination of this Agreement (but only to the extent such termination has not resulted from any termination under Section 7.2(a), (d) or (e) (as a result of any material breach by Mercer) or under Section 7.3), then FPIG shall promptly pay to Mercer a termination fee of $1,250,000 in immediately available funds.

ARTICLE VIII -

INDEMNIFICATION

8.1  Indemnity by Stockholders.  The Stockholders and the Rights Holders severally, and not jointly, agree, subject to the limitations set forth in Section 8.3, to indemnify, defend and hold Mercer and the Surviving Corporation  and their subsidiaries, affiliates, respective officers, directors, stockholders, representatives, employees, and their successors and assigns (the “Mercer Indemnified Persons”), harmless from, against and with respect to each and every claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including, without limitation, attorneys’ fees and costs and other expenses incurred by any Mercer Indemnified Person in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character (collectively, “Losses”), arising out of or resulting from any breach of any representation, warranty, covenant, agreement or certification made by or on behalf of FPIG or FPIC in any Acquisition Document.  For all purposes of determining the amount of any Losses under this Article, any such representation or warranty shall be interpreted without giving effect to the word “materially” or “material,” individually or as it appears in the phrase “Material Adverse Effect” (or any other qualifications or exceptions based on such terms).

8.2  Indemnity by Mercer and the Surviving Corporation.  Mercer and the Surviving Corporation, jointly and severally, will indemnify, defend and hold the Stockholders and their subsidiaries, affiliates, respective officers, directors, stockholders, representatives, employees, and their successors and assigns (collectively with the parties entitled to indemnification pursuant to Section 5.7 the “FPIG Indemnified Persons” and together with the Mercer Indemnified Persons, the “Indemnified Persons”), harmless, from, against and with respect to each and every Loss arising out of or resulting from any breach of any representation, warranty, covenant, agreement or certification made by or on behalf of Mercer or Acquisition Co. in any Acquisition Document.  The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each of the FPIG Indemnified Persons, their heirs, representative, successors and assigns.

8.3  Limitations on Indemnification.

(a)  Absent fraud or other intentional misrepresentation, and except for the representations set forth in Section 3.2 and 3.9 or as otherwise specified in the Escrow Agreement or paragraph (b) hereof, the indemnification provisions of Sections 8.1 and 8.2 hereof are the sole and exclusive remedies for any breach of the representations and warranties under the Acquisition Documents.  No party to this Agreement shall be liable to another party for any consequential or punitive damages.

(b)  Except with respect to Losses arising from a breach of the representations and warranties set forth in Sections 3.2 and 3.9 the Stockholders shall not have any obligation to make any payment under Section 8.1 with respect to any Losses indemnifiable thereunder unless the aggregate Losses suffered or incurred by the Mercer Indemnified Persons exceed $250,000.

(c)  Mercer and the Surviving Corporation shall not have any obligation to make any payment under Section 8.2 with respect to any Losses indemnifiable thereunder unless the aggregate Losses suffered or incurred by the FPIG Indemnified Persons exceed $250,000.

(d)  Except with respect to Losses arising from a breach of the representations and warranties set forth in Sections 3.2 and 3.9, in no event shall the obligation of any Stockholder or Rights Holder to make payments under Section 8.1 with respect to Losses indemnifiable thereunder (or under any Acquisition Document) exceed in the aggregate the amount deposited in escrow with respect to such Stockholder or Rights Holder in accordance with Section 2.5(d) of this Agreement.  With respect to Losses arising from a breach of the representations and warranties set forth in Sections 3.2 and 3.9, the obligation of any Stockholder or Rights holder to make payments under Section 8.1 shall not exceed in the aggregate the amount of the Cash Considerations and the Rights Considerations payable to such Stockholder or Rights Holder in accordance with Sections 2.5(b) and 2.5(c) hereof.

(e)  Any Losses shall be reduced by the net present value of any federal and state income tax deductions or other benefits (including insurance proceeds) that an Indemnified Person or its Affiliates is eligible to claim, if any, in connection with Losses, after giving effect to any tax detriment arising from the receipt of the indemnification payment with respect to such Losses.

8.4  Indemnity for Third-Party Claims.  If any suit, investigation, claim or other proceeding is commenced by a third party against any Indemnified Person for which such Indemnified Person would be entitled to defense and indemnity under Section 8.1 or Section 8.2, written notice thereof shall be given to the Stockholders or to Mercer and the Surviving Corporation, as applicable (each, an “Indemnifying Person”), as promptly as practicable.  Such notice shall set forth, in reasonable detail, the specific facts and circumstances then known by the Indemnified Person pertaining to such matters.  Thereafter, the Indemnified Person shall inform the Indemnifying Person with respect to any significant developments with respect to such claim, suit, action or investigation, and shall answer any questions the Indemnifying Person or its representatives may have from time to time with respect thereto.  In connection with the foregoing, the Indemnifying Person may, at its election:

(a)  Defense.  defend any such suit, investigation, claim or other proceeding in whole or in part by such means as such Indemnifying Person elects, in its sole discretion, may elect and the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof by counsel of the Indemnified Person’s choice at the Indemnified Person’s expense, but the Indemnifying Person shall retain full control of such litigation or procedure and shall have final authority to determine all matters in connection therewith as to any or all claimants, subject, in the case of the payment, compromise or settlement of any such suit, investigation, claim or other proceeding to obtaining the written consent of the Indemnified Person thereto, or

(b)  Turn-Over.  turn such contest, in whole or in part, over to the Indemnified Person who shall, at the Indemnifying Person’s expense, assume such contest with counsel of its own choice and the Indemnifying Person shall have the right (but not the obligation) to participate, at its own expense, in the defense thereof by counsel of its own choice, and the Indemnifying Person shall cooperate with and assist the Indemnified Person as reasonably requested by the Indemnified Person in connection with such defense or contest, but the Indemnified Person shall retain control thereof and have final authority to determine all matters in connection therewith), provided, however, no Indemnified Person shall pay, compromise or settle any suit, investigation, claim or other proceeding without the written consent of the Indemnifying Person thereto, which consent shall not unreasonably be withheld, conditioned or delayed.

ARTICLE IX - GENERAL PROVISIONS

9.1  Survival of Representations, Warranties and Agreements.  The representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Closing Date shall survive for a period of one (1) year unless expressly specified to survive for a different time period.

9.2  Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) one Business Day after confirmation of receipt of a facsimile transmission, (b) confirmed delivery by an overnight commercial carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt  requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)  If to FPIG, to:

Financial Pacific Insurance Group, Inc.

3850 Atherton Road

Rocklin, California  95765

Telecopy:                        (916) 630-3706

Telephone:                 (916) 630 - 5000

Attention:                      Robert T. Kingsley, President

With a copy to:

Bingham McCutchen LLP

355 South Grand Avenue

Suite 4400

Los Angeles, California 90071

Telecopy:                        (213) 830 - 8609

Telephone:                 (213) 229 - 8509

Attention:  Dana M. Warren, Esquire

(b)  If to Mercer, to:

Mercer Insurance Group, Inc.

10 North Highway 31

Pennington, New Jersey  08534

Telecopy:                        (609) 737-7177

Telephone:                 (609) 737-8719

Attention:                      Andrew R. Speaker,

President and CEO

with a copy to:

Stevens & Lee

620 Freedom Business Center

King of Prussia, PA  19406

Telecopy:                        (610) 371-7974

Telephone:                 (610) 205-6028

Attention:                      Jeffrey P. Waldron, Esquire

9.3  Descriptive Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4  Entire Agreement; Assignment.  This Agreement (including the Exhibits, the FPIG Disclosure Schedule, and other documents and instruments referred to herein), when duly approved and adopted by all requisite parties, the Plan of Merger constitute the entire agreement and supersede all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto.  This Agreement shall not be assigned by operation of law or otherwise, except that the Mercer. may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of the Mercer for all purposes hereof.

9.5  Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the County of Dauphin and the federal courts sitting in the Middle District of Pennsylvania, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on Mercer immunity, jurisdiction, improper venue or inconvenient forum.  Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement.  Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

(a)  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b)  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(c)  Waiver.  At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(d)  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

(e)  Severability; Validity; Parties in Interest.  If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.  Except as provided in Section 5.7, nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(f)  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Mercer, the Acquisition Corp. and FPIG have caused this Agreement to be executed on April 29, 2005.

MERCER INSURANCE GROUP, INC.

By:	/s/ Andrew R. Speaker
Name:	Andrew R. Speaker
Title:	President and Chief Executive Officer

FPIG ACQUISITION CORP.

By:	/s/ Andrew R. Speaker
Name:	Andrew R. Speaker
Title:	President and Chief Executive Officer

FINANCIAL PACIFIC INSURANCE GROUP INC.

By:	/s/ Robert T. Kingsley
Name:	Robert T. Kingsley
Title:	President

Exhibit A

Stockholder Letter

April 29, 2005

Mercer Insurance Group, Inc.

10 North Highway 31

Pennington, NJ 08534

Re:          Stockholder Letter Agreement

Exhibit A of the Agreement and Plan of Merger dated

as of the date hereof

Gentlemen:

Mercer Insurance Group, Inc. (“Mercer”), FPIG Acquisition Corp., a wholly-owned subsidiary of Mercer (“Acquisition Corp.”), and Financial Pacific Insurance Group Inc. (“FPIG”) have entered into an Agreement and Plan of Merger as of the date hereof (the “Agreement”).  Pursuant to the terms and conditions set forth in the Agreement, Acquisition Corp. will merge with and into FPIG, with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of Acquisition Corp. (the “Merger”).  At the effective time of the Merger, each share of FPIG common stock and each share of FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Agreement.  In addition, each Right, as defined in Section 1.2 of the Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Agreement and the exercise price per share of FPIG common stock.

As a material inducement to Mercer to enter into the Agreement, certain stockholders of FPIG have agreed to execute this letter agreement (“Letter Agreement”) pursuant to which such FPIG stockholders agree to vote their FPIG common stock in favor of the Merger.

Subject to the termination provisions hereof, the undersigned, in order to induce Mercer to execute the Agreement, hereby irrevocably:

(a)  Agrees to be present (in person or by proxy) at all meetings of stockholders of FPIG called to vote for approval of the Agreement and the Merger and agrees to vote or cause to be duly voted all such FPIG common stock in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the Agreement approved by the Board of Directors of FPIG and the Board of Directors of Mercer);

(b)  Agrees to execute a written consent or other writing to approve the Agreement and the Merger in lieu of any meeting of stockholders of FPIG that would otherwise be called to vote for approval of the Agreement and the Merger;

(c)  Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of FPIG, to approve or adopt the Agreement; and

(d)  Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

It is further understood and agreed that subparagraphs (a) and (b) of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FPIG common stock held or controlled by the undersigned as of the date hereof.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Mercer, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives.  This Letter Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Mercer shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Mercer for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its law or principles of conflict of laws.

This Letter Agreement shall terminate on the earlier to occur of (i) the effective time of the Merger or (ii) termination of the Agreement in accordance with its terms.

This Letter Agreement constitutes the entire agreement between the undersigned, Mercer and FPIG with respect to the subject matter hereof.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mercer by signing and returning to Mercer a counterpart hereof.

Very truly yours,

		Name:	/s/ Michael J. Morrissey

Printed Name: Michael J. Morrissey
Firemark Investments
Address: 200 West De Vargas St.
Santa Fe, NM 87501

Accepted as of this 29th day of April, 2005:

Mercer Insurance Group, Inc.

By:	/s/ Andrew R. Speaker

Printed Name: Andrew R. Speaker
Title: President and Chief Executive Officer

April 29, 2005

Mercer Insurance Group, Inc.

10 North Highway 31

Pennington, NJ 08534

Re:          Stockholder Letter Agreement

Exhibit A of the Agreement and Plan of Merger dated

as of the date hereof

Gentlemen:

Mercer Insurance Group, Inc. (“Mercer”), FPIG Acquisition Corp., a wholly-owned subsidiary of Mercer (“Acquisition Corp.”), and Financial Pacific Insurance Group Inc. (“FPIG”) have entered into an Agreement and Plan of Merger as of the date hereof (the “Agreement”).  Pursuant to the terms and conditions set forth in the Agreement, Acquisition Corp. will merge with and into FPIG, with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of Acquisition Corp. (the “Merger”).  At the effective time of the Merger, each share of FPIG common stock and each share of FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Agreement.  In addition, each Right, as defined in Section 1.2 of the Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Agreement and the exercise price per share of FPIG common stock.

As a material inducement to Mercer to enter into the Agreement, certain stockholders of FPIG have agreed to execute this letter agreement (“Letter Agreement”) pursuant to which such FPIG stockholders agree to vote their FPIG common stock in favor of the Merger.

Subject to the termination provisions hereof, the undersigned, in order to induce Mercer to execute the Agreement, hereby irrevocably:

(a)  Agrees to be present (in person or by proxy) at all meetings of stockholders of FPIG called to vote for approval of the Agreement and the Merger and agrees to vote or cause to be duly voted all such FPIG common stock in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the Agreement approved by the Board of Directors of FPIG and the Board of Directors of Mercer);

(b)  Agrees to execute a written consent or other writing to approve the Agreement and the Merger in lieu of any meeting of stockholders of FPIG that would otherwise be called to vote for approval of the Agreement and the Merger;

(c)  Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of FPIG, to approve or adopt the Agreement; and

(d)  Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

It is further understood and agreed that subparagraphs (a) and (b) of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FPIG common stock held or controlled by the undersigned as of the date hereof.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Mercer, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives.  This Letter Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Mercer shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Mercer for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its law or principles of conflict of laws.

This Letter Agreement shall terminate on the earlier to occur of (i) the effective time of the Merger or (ii) termination of the Agreement in accordance with its terms.

This Letter Agreement constitutes the entire agreement between the undersigned, Mercer and FPIG with respect to the subject matter hereof.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mercer by signing and returning to Mercer a counterpart hereof.

Very truly yours,

		Name:	/s/ Patrick C. Haden

Printed Name: Patrick C. Haden, General
Partner of FinPac Partners, a California
Limited partnership
Address: 300 S. Grand Avenue, Suite 2900
Los Angeles, CA 90071

Accepted as of this 29th day of April, 2005:

Mercer Insurance Group, Inc.

By:	/s/ Andrew R. Speaker

Printed Name: Andrew R. Speaker
Title: President and Chief Executive Officer

April 29, 2005

Mercer Insurance Group, Inc.

10 North Highway 31

Pennington, NJ 08534

Re:          Stockholder Letter Agreement

Exhibit A of the Agreement and Plan of Merger dated

as of the date hereof

Gentlemen:

Mercer Insurance Group, Inc. (“Mercer”), FPIG Acquisition Corp., a wholly-owned subsidiary of Mercer (“Acquisition Corp.”), and Financial Pacific Insurance Group Inc. (“FPIG”) have entered into an Agreement and Plan of Merger as of the date hereof (the “Agreement”).  Pursuant to the terms and conditions set forth in the Agreement, Acquisition Corp. will merge with and into FPIG, with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of Acquisition Corp. (the “Merger”).  At the effective time of the Merger, each share of FPIG common stock and each share of FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Agreement.  In addition, each Right, as defined in Section 1.2 of the Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Agreement and the exercise price per share of FPIG common stock.

As a material inducement to Mercer to enter into the Agreement, certain stockholders of FPIG have agreed to execute this letter agreement (“Letter Agreement”) pursuant to which such FPIG stockholders agree to vote their FPIG common stock in favor of the Merger.

Subject to the termination provisions hereof, the undersigned, in order to induce Mercer to execute the Agreement, hereby irrevocably:

(a)  Agrees to be present (in person or by proxy) at all meetings of stockholders of FPIG called to vote for approval of the Agreement and the Merger and agrees to vote or cause to be duly voted all such FPIG common stock in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the Agreement approved by the Board of Directors of FPIG and the Board of Directors of Mercer);

(b)  Agrees to execute a written consent or other writing to approve the Agreement and the Merger in lieu of any meeting of stockholders of FPIG that would otherwise be called to vote for approval of the Agreement and the Merger;

(c)  Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of FPIG, to approve or adopt the Agreement; and

(d)  Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

It is further understood and agreed that subparagraphs (a) and (b) of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FPIG common stock held or controlled by the undersigned as of the date hereof.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Mercer, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives.  This Letter Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Mercer shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Mercer for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its law or principles of conflict of laws.

This Letter Agreement shall terminate on the earlier to occur of (i) the effective time of the Merger or (ii) termination of the Agreement in accordance with its terms.

This Letter Agreement constitutes the entire agreement between the undersigned, Mercer and FPIG with respect to the subject matter hereof.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mercer by signing and returning to Mercer a counterpart hereof.

Very truly yours,

		Name:	/s/ Bruce A. Backberg
St. Paul Fire and Marine Insurance
Company
Printed Name: Bruce A. Backberg
Senior Vice President and Corporate
Secretary
Address: 385 Washington Street, MC 515A
St. Paul, MN 55102

Accepted as of this 29th day of April, 2005:

Mercer Insurance Group, Inc.

By:	/s/ Andrew R. Speaker

Printed Name: Andrew R. Speaker
Title: President and Chief Executive Officer

April 29, 2005

Mercer Insurance Group, Inc.

10 North Highway 31

Pennington, NJ 08534

Re:          Stockholder Letter Agreement

Exhibit A of the Agreement and Plan of Merger dated

as of the date hereof

Gentlemen:

Mercer Insurance Group, Inc. (“Mercer”), FPIG Acquisition Corp., a wholly-owned subsidiary of Mercer (“Acquisition Corp.”), and Financial Pacific Insurance Group Inc. (“FPIG”) have entered into an Agreement and Plan of Merger as of the date hereof (the “Agreement”).  Pursuant to the terms and conditions set forth in the Agreement, Acquisition Corp. will merge with and into FPIG, with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of Acquisition Corp. (the “Merger”).  At the effective time of the Merger, each share of FPIG common stock and each share of FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Agreement.  In addition, each Right, as defined in Section 1.2 of the Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Agreement and the exercise price per share of FPIG common stock.

As a material inducement to Mercer to enter into the Agreement, certain stockholders of FPIG have agreed to execute this letter agreement (“Letter Agreement”) pursuant to which such FPIG stockholders agree to vote their FPIG common stock in favor of the Merger.

Subject to the termination provisions hereof, the undersigned, in order to induce Mercer to execute the Agreement, hereby irrevocably:

(a)  Agrees to be present (in person or by proxy) at all meetings of stockholders of FPIG called to vote for approval of the Agreement and the Merger and agrees to vote or cause to be duly voted all such FPIG common stock in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the Agreement approved by the Board of Directors of FPIG and the Board of Directors of Mercer);

(b)  Agrees to execute a written consent or other writing to approve the Agreement and the Merger in lieu of any meeting of stockholders of FPIG that would otherwise be called to vote for approval of the Agreement and the Merger;

(c)  Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of FPIG, to approve or adopt the Agreement; and

(d)  Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

It is further understood and agreed that subparagraphs (a) and (b) of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FPIG common stock held or controlled by the undersigned as of the date hereof.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Mercer, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives.  This Letter Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Mercer shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Mercer for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its law or principles of conflict of laws.

This Letter Agreement shall terminate on the earlier to occur of (i) the effective time of the Merger or (ii) termination of the Agreement in accordance with its terms.

This Letter Agreement constitutes the entire agreement between the undersigned, Mercer and FPIG with respect to the subject matter hereof.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mercer by signing and returning to Mercer a counterpart hereof.

Very truly yours,

		Name:	/s/ Robert T. Kingsley

Printed Name: Robert T. Kingsley
Address: 39302 Granite Bay Pl
Davis, CA 95616

Accepted as of this 29th day of April, 2005:

Mercer Insurance Group, Inc.

By:	/s/ Andrew R. Speaker

Printed Name: Andrew R. Speaker
Title: President and Chief Executive Officer

Exhibit B

Stockholders and Rights Holders List

Stockholders and Rights Holders List

FinPac Partners

St. Paul Fire & Marine Insurance Company

The Firemark Global Insurance Fund, L.P.

The Firemark Global Insurance Fund, II, L.P.

Robert C. Goodell

Robert S. Goodell

Celerity Finpac, LLC

Stephen E. Adamson

David B. Rogers

William Myers

Janine Myers

Brian E. Sanderson

John R. Aye

Robert T. Kingsley

Edward J. Paoletti

Artur A. Terner

Charles W. Wardlaw

John R. Hollingshead

Timothy N. Blaede

Wallace Rascher

Exhibit C

Escrow Agreement

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of the               day of                          , 2005, by and among Mercer Insurance Group, Inc. (“Mercer”), Commerce Bank, as escrow agent (“Escrow Agent”), and FinPac Partners, a California limited partnership, as the stockholder-rights holder representative (the “Stockholder-Rights Holder Representative”) of each of the stockholders (the “Stockholders”) and rights holders (the “Rights Holders”) of Financial Pacific Insurance Group Inc. (“FPIG”) listed on Schedule 1 hereto.

BACKGROUND

A.            Mercer, FPIG Acquisition Corp., a wholly-owned subsidiary of Mercer, (“Acquisition Corp.”) and FPIG entered into an Agreement and Plan of Merger dated 29th day of April, 2005 (the “Merger Agreement”).  Pursuant to the terms and conditions set forth in the Merger Agreement, Acquisition Corp. will merge with and into FPIG with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of Acquisition Corp. (the “Merger”).  At the effective time of the Merger, each share of FPIG common stock and FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Merger Agreement.  In addition, each Right, as defined in Section 1.2 of the Merger Agreement, issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Merger Agreement and the exercise price per share of FPIG common stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

B.            Pursuant to the Merger Agreement, approximately $4,040,000 of cash payable to the Stockholders and Rights Holders (the “Initial Escrow Cash”) shall be deposited in an escrow account (the “Escrow Account”) solely to secure certain indemnification obligations of the Stockholders and Rights Holders to the Mercer Indemnified Persons under the Merger Agreement on the terms and conditions set forth herein.  The amount of Escrow Cash deposited in the Escrow Account on behalf of each Stockholder and Rights Holder is indicated next to such Stockholder’s and Rights Holder’s name on Schedule 1 attached hereto.  The Initial Escrow Cash as from time to time increased or decreased as hereinafter provided are herein referred to respectively as the “Escrow Cash.”

C.            Mercer and the Stockholder-Rights Holders Representative desire to engage Escrow Agent to maintain the Escrow Account and to hold the Escrow Cash in, and distribute the Escrow Cash from, the Escrow Account pursuant to the terms and conditions of this Agreement, and Escrow Agent is willing to perform such duties.

AGREEMENT

In consideration of the mutual covenants, obligations and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound, hereby agree as follows:

Section 1.  Appointment of Escrow Agent.  Mercer and the Stockholder-Rights Holders Representative hereby appoint Escrow Agent to act in such capacity with respect to the Escrow Cash pursuant to the terms and conditions of this Agreement, and Escrow Agent accepts such appointment and agrees to perform such duties.

Section 2.  Deposit of Escrow Cash.  Pursuant to Section 2.5(c) of the Merger Agreement, on the Closing Date Mercer shall deposit the Initial Escrow Cash with Escrow Agent.  Escrow Agent shall establish a segregated special account designated as the “FPIG Stockholder and Rights Holder Merger Escrow Account” and a sub-account therein (each such sub-account being a “Sub-account”) for each Stockholder and Rights Holder.  Escrow Agent shall immediately deposit the Initial Escrow Cash into such Stockholder’s or Rights Holder’s Sub-account and shall hold the Escrow Cash pursuant to the terms hereof.  The Escrow Cash in the Sub-accounts may be commingled and shall be invested in                              or such other immediately available money market or interest-bearing investments as are approved by the Stockholder - Rights Holder Representative.  Interest earned on the Escrow Cash will be (i) credited to the Sub-accounts, and (ii) held in the Escrow Account on behalf of each Stockholder and Rights Holder until its release pursuant to the terms of this Agreement.

Section 3.  Release and Distribution of Escrow Cash.

(a)           Notice of Claim.  At any time during the term hereof, Mercer may deliver a notice to Escrow Agent (a “Notice of Claim”) stating an amount to which the Mercer Indemnified Parties claim they are entitled pursuant to the indemnification provisions of the Merger Agreement (the “Claimed Adjustment Amount”).  Escrow Agent shall deliver written notice to the Stockholder - Rights Holder Representative (as defined in Section 4 hereof) of its receipt of the Notice of Claim, which notice shall contain a copy of the Notice of Claim, promptly after receipt thereof.  Except as otherwise provided in Section 3(b)(ii), Escrow Agent will not transfer or release from the Escrow Account any Escrow Cash until the Notice of Claim has been resolved pursuant to Section 3(b) hereof.

(b)           Resolution of Notice of Claim.

(i)  Uncontested Claims.  In the event that the Stockholder - Rights Holder Representative does not contest the Claimed Adjustment Amount in writing to Escrow Agent and Mercer within thirty (30) calendar days after Mercer gives the Notice of Claim to the Stockholder - Rights Holder Representative, Escrow Agent will promptly deliver to Mercer that portion of the Escrow Cash equal to the Claimed Adjustment Amount in the manner specified in Section 3(c).  Concurrently with the delivery of any Escrow Cash, Escrow Agent shall notify the Stockholders and Rights Holders in writing of such delivery and the amount of Escrow Cash withdrawn by Escrow Agent from each Sub-account and so delivered to Mercer.

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(ii)  Contested Claims.  If, no later than thirty (30) calendar days after Mercer gives the Stockholder - Rights Holder Representative the Notice of Claim, the Stockholder - Rights Holder Representative delivers written notice contesting all or a portion of the Claimed Adjustment Amount to Escrow Agent, the portion of the Escrow Cash that is contested by the Stockholder-Rights Holder Representative shall not be paid, disbursed or transferred from the Escrow Account to Mercer.  Any portion of the Claimed Adjustment Amount that is not contested in writing by the Stockholder-Rights Holder Representative will be delivered to Mercer as set forth above in Section 3(b)(i).  The amount of Escrow Cash equal to the Final Adjustment Amount (as defined below) shall be paid, disbursed or transferred from the Escrow Account to Mercer in accordance with the provisions of Section 3(c) promptly after Escrow Agent shall have received (A) a settlement agreement signed on behalf of Mercer and by the Stockholder - Rights Holder Representative stating the aggregate Escrow Cash to be delivered to Mercer (the “Final Adjustment Amount”) in full and complete satisfaction of the Notice of Claim and authorizing such payment, disbursement, transfer and delivery, or (B) a copy of a final non-appealable award from a court of competent jurisdiction setting forth the Final Adjustment Amount (such date, the “Mercer Release Date”).

(c)  Release to Mercer.  After a Mercer Release Date, Escrow Agent will immediately deliver to Mercer from the Escrow Account an amount of Escrow Cash equal in value to the Final Adjustment Amount.   Such amount shall be allocated among, and paid from the Sub-accounts of, the Stockholders and Rights Holders in the same proportion as the portion of the Initial Escrow Cash deposited in each Stockholder’s and Rights Holder’s Sub-account.

(d)  Delivery to Stockholders and Rights Holders.

(i)  Release Date.  As soon as reasonably possible, but no later than five (5) business days following the first anniversary of the Closing Date (the ”Release Date”), Escrow Agent shall pay, disburse and transfer from the Escrow Account and deliver to the Stockholders and Rights Holders the Escrow Cash in each Stockholder’s and Rights Holder’s Sub-account less an amount equal to any outstanding Claimed Adjustment Amounts.  Any Escrow Cash held as a result of the preceding sentence will be released to Mercer and, as to the Stockholders and Rights Holders, pro rata, promptly upon resolution of any corresponding Notice of Claim in accordance with Section 3(b) hereof.

(iii)  Means of Delivery.   Delivery of the Escrow Cash will be made to the Stockholders and Rights Holders by United States mail, postage prepaid, return receipt requested, to the addresses provided by the Stockholders and Rights Holders to Escrow Agent or, if no such address is provided, then to the last address shown on the records of Mercer.  Mercer agrees to reimburse Escrow Agent for any expense reasonably incurred by it in connection with delivering Escrow Cash to the Stockholders and Rights Holders.

Section 4.  Stockholder - Rights Holder Representative.  FinPac Partners shall serve as the initial agent and representative of the Stockholders and Rights Holders for the purposes expressly set forth in this Agreement.  In the event he, she or it cannot serve in such capacity for any reason, including, without limitation, death, dissolution, resignation or incapacity,                                      shall replace FinPac Partners as the Stockholder - Rights Holder Representative.

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Section 5.  Fees of Escrow Agent.  Escrow Agent shall be entitled to a fee for the services provided hereunder in the amount of $                   [Fee or Calculation], and all such fees and other related expenses shall paid by Mercer.

Section 6.  Rights and Duties of Escrow Agent.

(a)           Escrow Agent does not have an interest in the Escrow Cash and has possession thereof only as escrow holder in accordance with the terms of this Agreement.  Escrow Agent acknowledges and agrees that Escrow Agent is not a “holder” of the Escrow Cash as that term is defined under the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania from time to time, and, as such, Escrow Agent acknowledges and agrees that the Escrow Cash may not be subject to any existing or hereafter filed and perfected security interests in any of the property of Escrow Agent held by any now or hereafter existing creditors of Escrow Agent.

(b)           In performing its duties hereunder, Escrow Agent shall be entitled to rely upon (i) the accuracy and authenticity of any order, judgment, certification, demand or judicial or administrative notice of a court of competent jurisdiction and (ii) any written notice or other document delivered to Escrow Agent in connection herewith reasonably believed by it to be genuine and correct and executed and delivered by the appropriate party.  Escrow Agent may conclusively presume that the representative of any entity other than a natural person which is a party hereto has full power and authority to execute any such written notice or other document and to issue instructions to Escrow Agent on behalf of such party unless written notice to the contrary is delivered to Escrow Agent.

(c)           Escrow Agent shall not be liable for any claim, loss or other damage resulting from or related to (i) the performance of the respective obligations or breach of any covenant, representation, warranty or any other promise or obligation of the Merger Agreement or this Agreement by any of the parties thereto or hereto (other than Escrow Agent) and (ii) compliance by Escrow Agent with any legal process, subpoena, writs, orders, judgments and decree of any court of competent jurisdiction, whether or not subsequently vacated, modified, set aside or reversed.

(d)           Mercer and the Stockholder-Rights Holder Representative hereby agree to indemnify, defend and hold harmless Escrow Agent in its capacity as such from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses (including those of its outside counsel) or disbursements of any kind whatsoever which may at any time be imposed upon, incurred by or asserted against Escrow Agent in its capacity as such in any way relating to or arising out of this Agreement, except to the extent that any such liability results or arises from, or is related to, the gross negligence or willful misconduct of Escrow Agent.

(e)           In the event of disagreement about the interpretation of this Agreement, or about the rights and obligations or the propriety of any action contemplated by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, file an interpleader action to resolve the disagreement and take such other action as Escrow Agent deems necessary or appropriate.

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(f)            Escrow Agent shall not be bound by any agreements among the parties to this Agreement or the Merger Agreement other than the provisions of this Agreement.

Section 7.  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given when delivered personally or delivered by private courier (with confirmation of delivery), five (5) business days after deposited in the United States mail, first-class prepaid registered or certified mail (return receipt requested), or when sent by telecopy (with confirmation of transmission) to the following addresses:

If to Escrow Agent:

Commerce Bank

Telecopy:
Telephone:
Attention:

If to Mercer or Acquisition Corp.:

Mercer Insurance Group, Inc.
10 North Highway 31
Pennington, New Jersey 08534
Telecopy:	(609) 737-7177
Telephone:	(609) 737-8719
Attention:	Andrew R. Speaker, President and CEO

with a copy to:

Stevens & Lee
620 Freedom Business Center
King of Prussia, PA 19406
Telecopy:	(610) 371-7974
Telephone:	(610) 205-6028
Attention:	Jeffrey P. Waldron, Esquire

If to the Stockholder - Rights Holder Representative:

FinPac Partners
300 South Grand Avenue, 29th Floor
Los Angeles, CA 90071
Telecopy:	(213) 229-8597
Telephone:	(213) 229-8500
Attention:	Patrick J. Hayden

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Section 8. Entire Agreement; Conflict.  This Agreement sets forth the entire agreement among the parties with respect to the subject matter hereof, and, except to the extent that any provision of this Agreement conflicts with or otherwise contradicts the Merger Agreement, this Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to or contemporaneously with the date hereof in respect of the such subject matter expressly set forth herein.  The provisions of this Agreement shall not be construed to enlarge, diminish or otherwise modify the rights and remedies of Mercer, the Stockholders and Rights Holders under the Merger Agreement in any manner whatsoever.  In the event that any provision of this Agreement conflicts with or otherwise contradicts the Merger Agreement, the provisions of the Merger Agreement shall control.

Section 9.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflict of laws principles thereof.

Section 10.  Amendment; Waiver.  This Agreement may be amended, modified or terminated only by written instrument or written instruments signed by the parties hereto.  No act, omission or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.  No waiver of any of the obligations or provisions of this Agreement shall be enforceable against any of the parties unless such waiver is (a) executed by each of the parties hereto and (b) acknowledged in writing by Escrow Agent.  Any waiver effected hereby shall not constitute a waiver of any other obligations or provisions of this Agreement.

Section 11.  Headings.  The headings contained in this Agreement are provided for convenience only and form no part of this Agreement and shall not affect the construction or interpretation of this Agreement.

Section 12.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, including each of their respective estates, trusts, legal representatives, successors, heirs and assigns.

Section 13.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

MERCER INSURANCE GROUP, INC.

By
Name
Title

ESCROW AGENT

COMMERCE BANK

By
Name
Title

STOCKHOLDER – RIGHTS HOLDERS REPRESENTATIVE

FINPAC PARTNERS, in its capacity as the Stockholder-Rights Holder Representative

By
Name
Title

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SCHEDULE 1

Stockholder/Rights Holder	Escrow Cash